Exhibit 21.1

LIST OF SUBSIDIARIES OF ITERUM THERAPEUTICS LIMITED

Subsidiary	Jurisdiction
Iterum Therapeutics International Limited	Ireland
Iterum Therapeutics US Limited	Delaware
Iterum Therapeutics US Holdings Limited	Delaware